UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 22, 2009

Taylor Capital Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware 0-50034 36-4108550

(State or Other Jurisdiction (Commission (IRS Employer

of Incorporation) File Number) Identification No.)

9550 West Higgins Road, Rosemont, Illinois 60018

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (847) 653-7978

__________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors (the "Compensation Committee") of Taylor Capital Group, Inc. (the "Company") adopted amendments to the Company's Senior Officer Change in Control Severance Plan (the "Amended Severance Plan"), effective as of May 19, 2009. The Amended Severance Plan extends the period of time from 12 to 24 months within which a current plan participant is eligible to receive certain severance compensation and benefits in the event his or her employment is involuntarily terminated for other than Cause (as defined therein), or such current participant terminates his or her employment with Good Reason (as defined therein), following a Change in Control (as defined therein). Future participants in the Amended Severance Plan will be entitled to such payments and benefits for a period of 12 months following a Change in Control. The Compensation Committee also amended the Company's form of restricted stock award agreement (the "Amended Restricted Stock Agreement") to provide for accelerated vesting of restricted stock awards to a current participant in the Amended Severance Plan in the event his or her employment is involuntarily terminated for other than Cause, or such current participant terminates his or her employment with Good Reason, within 24 months following a Change in Control.

Under the Amended Severance Plan, individual participants have been identified by name rather than by position with the Company, and lump sum cash payments payable thereunder range from an amount equal to two times the participant's annual Compensation (as defined therein) in the case of specified senior executive officers of the Company, including Randall T. Conte, the Company's Chief Operating Officer and Chief Financial Officer, and Lawrence G. Ryan, the Company's Executive Vice President and Chief Lending Officer, to one and one-half times in the case of other specified senior officers. The term "Compensation" in the Amended Severance Plan was revised to include compensation other than base salary and annual bonuses as may be awarded to participants by the Compensation Committee from time to time. In addition, the term "Change in Control" in the Amended Severance Plan was amended to provide that the Steans Family (as defined therein), and any Group (as defined therein) of which either the Taylor Family (as defined therein) or the Steans Family is a member, as persons whose acquisition of 50% or more of the capital stock of the Company or its wholly-owned subsidiary, Cole Taylor Bank, will not constitute a Change in Control.

The Amended Severance Plan extends the non-solicitation restrictions for plan participants from six to 12 months following their termination and receipt of severance compensation and benefits thereunder. The Amended Severance Plan maintains a "double trigger" requirement for severance payments and the terms relating to the provision of outplacement assistance and medical, dental and vision benefits to plan participants remain unchanged.

In the event that any payment or benefit under the Amended Severance Plan would constitute a nondeductible "excess parachute payment" or nondeductible "employee remuneration" under the Internal Revenue Code of 1986, as amended (the "Code"), the Amended Severance Plan provides that such severance benefits will be reduced to the maximum amount that may be paid without resulting in such aggregate payment and benefits being nondeductible under the Code. The Amended Severance Plan also provides that benefits payable to participants are subject to the executive compensation restrictions contained in the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and any similar legislation or regulation for so long as the Company participates in the U.S. Treasury Department's TARP Capital Purchase Program.

The foregoing description of the Amended Severance Plan and the Amended Restricted Stock Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of such documents, which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Steven H. Shapiro
Steven H. Shapiro
Group Senior Vice President, General Counsel and Corporate Secretary

Dated: May 22, 2009